Exhibit 99.1

Vishay Intertechnology Reports Fiscal First Quarter 2024 Results

Malvern, PA, May 8, 2024 – Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, today announced results for the fiscal first quarter ended March 30, 2024.

Highlights
•	1Q 2024 revenues of $746.3 million
•	Gross margin was 22.8% and included the negative impact of 74 basis points related to the addition of Newport
•	EPS of $0.22
•	1Q 2024 book-to-bill of 0.82 with book-to-bill of 0.73 for semiconductors and 0.91 for passive components
•	Backlog at quarter end was 5.0 months

“As expected, first quarter revenue declined 5% sequentially primarily due to ongoing semiconductor inventory digestion and lingering macro-economic uncertainties, particularly in Asia and Europe.  Passive components revenue is stable to growing in Automotive with stronger growth in Aerospace/Defense. Gross margin for the quarter included a 74-basis point negative impact from the addition of Newport,” said Joel Smejkal, President and Chief Executive Officer.

“Looking ahead, we still expect a recovery from the inventory correction in the second half of the year, led by passive components. During the year we intend to execute on the eight strategic growth levers we detailed at our Investor Day with a focus on investing in catch-up capacity, deepening our customer relationships and advancing our silicon carbide strategy as we prepare for the next upcycle in demand,” added Mr. Smejkal.

2Q 2024 Outlook
For the second quarter of 2024, management expects revenues in the range of $750 million +/- $20 million, including a full quarter of Newport, and a gross profit margin in the range of 21.7% +/- 50 basis points, including the negative impact of approximately 160 basis points from the addition of Newport.

Conference Call
A conference call to discuss Vishay’s first quarter financial results is scheduled for Wednesday, May 8, 2024 at 9:00 a.m. ET. To participate in the live conference call, please pre-register at https://register.vevent.com/register/BI24d4dbbe131d4b2ca1cfe925114ed017.

A live audio webcast of the conference call and a PDF copy of the press release and the quarterly presentation will be accessible directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

There will be a replay of the conference call available on the Investor Relations website approximately one hour following the call and will remain available for 30 days.

About Vishay
Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and medical markets. Serving customers worldwide, Vishay is The DNA of tech®. Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH). More on Vishay at www.Vishay.com.

This press release includes certain financial measures which are not recognized in accordance with U.S. generally accepted accounting principles ("GAAP"), including free cash; earnings before interest, taxes, depreciation and amortization ("EBITDA"); and EBITDA margin; which are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. These non-GAAP measures supplement our GAAP measures of performance or liquidity and should not be viewed as an alternative to GAAP measures of performance or liquidity. Non-GAAP measures such as free cash, EBITDA, and EBITDA margin do not have uniform definitions. These measures, as calculated by Vishay, may not be comparable to similarly titled measures used by other companies. Management believes that such measures are meaningful to investors because they provide insight with respect to intrinsic operating results of the Company. Although the terms "free cash" and "EBITDA" are not defined in GAAP, the measures are derived using various line items measured in accordance with GAAP. The calculations of these measures are indicated on the accompanying reconciliation schedules and are more fully described in the Company's financial statements presented in its annual report on Form 10-K and its quarterly reports presented on Forms 10-Q.

Statements contained herein that relate to the Company's future performance, including forecasted revenues and margins, capital investment, capacity expansion, stockholder returns, and the performance of the economy in general, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words and expressions such as "intend," "suggest," "guide," "will," "expect," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; manufacturing or supply chain interruptions or changes in customer demand (including due to political, economic, and health instability and military conflicts and hostilities); delays or difficulties in implementing our cost reduction strategies; delays or difficulties in expanding our manufacturing capacities; an inability to attract and retain highly qualified personnel; changes in foreign currency exchange rates; uncertainty related to the effects of changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; that the Newport wafer fab will not be integrated successfully into the Company’s overall business; that the expected benefits of the acquisition may not be realized; that the fab’s standards, procedures and controls will not be brought into conformance within the Company’s operation; difficulties in transitioning and retaining fab employees following the acquisition; difficulties in consolidating facilities and transferring processes and know-how; the diversion of our management’s attention from the management of our current business; changes in U.S. and foreign trade regulations and tariffs, and uncertainty regarding the same; changes in applicable domestic and foreign tax regulations, and uncertainty regarding the same; changes in applicable accounting standards and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The DNA of tech™ is a trademark of Vishay Intertechnology.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Executive Vice President, Corporate Development
+1-610-644-1300

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarters ended
	March 30, 2024	December 31, 2023	April 1, 2023

Net revenues	$746,279	$785,236	$871,046
Costs of products sold	575,872	584,572	592,333
Gross profit	170,407	200,664	278,713
Gross margin	22.8%	25.6%	32.0%

Selling, general, and administrative expenses	127,736	122,834	120,145
Operating income	42,671	77,830	158,568
Operating margin	5.7%	9.9%	18.2%

Other income (expense):
Interest expense	(6,496)	(6,454)	(5,120)
Other	8,087	9,268	3,329
Total other income (expense) - net	1,591	2,814	(1,791)

Income before taxes	44,262	80,644	156,777

Income tax expense	12,819	28,690	44,588

Net earnings	31,443	51,954	112,189

Less: net earnings attributable to noncontrolling interests	519	482	408

Net earnings attributable to Vishay stockholders	$30,924	$51,472	$111,781

Basic earnings per share attributable to Vishay stockholders	$0.22	$0.37	$0.79

Diluted earnings per share attributable to Vishay stockholders	$0.22	$0.37	$0.79

Weighted average shares outstanding - basic	137,726	138,318	140,636

Weighted average shares outstanding - diluted	138,476	139,266	141,251

Cash dividends per share	$0.10	$0.10	$0.10

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	March 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$796,541	$972,719
Short-term investments	37,418	35,808
Accounts receivable, net	411,203	426,674
Inventories:
Finished goods	166,684	167,083
Work in process	280,536	267,339
Raw materials	218,623	213,098
Total inventories	665,843	647,520

Prepaid expenses and other current assets	232,135	214,443
Total current assets	2,143,140	2,297,164

Property and equipment, at cost:
Land	84,302	77,006
Buildings and improvements	744,328	719,387
Machinery and equipment	3,171,593	3,053,868
Construction in progress	300,714	290,593
Allowance for depreciation	(2,857,344)	(2,846,208)
	1,443,593	1,294,646

Right of use assets	129,346	126,829
Deferred income taxes	135,786	137,394
Goodwill	238,890	201,416
Other intangible assets, net	73,444	72,333
Other assets	99,865	110,141
Total assets	$4,264,064	$4,239,923

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	March 30, 2024	December 31, 2023
	(Unaudited)

Liabilities and equity
Current liabilities:
Trade accounts payable	$197,513	$191,002
Payroll and related expenses	153,280	161,940
Lease liabilities	27,760	26,485
Other accrued expenses	258,773	239,350
Income taxes	72,018	73,098
Total current liabilities	709,344	691,875

Long-term debt less current portion	819,407	818,188
U.S. transition tax payable	47,027	47,027
Deferred income taxes	118,389	95,776
Long-term lease liabilities	103,594	102,830
Other liabilities	88,719	87,918
Accrued pension and other postretirement costs	190,356	195,503
Total liabilities	2,076,836	2,039,117

Equity:
Vishay stockholders' equity
Common stock	13,357	13,319
Class B convertible common stock	1,210	1,210
Capital in excess of par value	1,292,765	1,291,499
Retained earnings	1,058,531	1,041,372
Treasury stock (at cost)	(174,194)	(161,656)
Accumulated other comprehensive income (loss)	(9,685)	10,337
Total Vishay stockholders' equity	2,181,984	2,196,081
Noncontrolling interests	5,244	4,725
Total equity	2,187,228	2,200,806
Total liabilities and equity	$4,264,064	$4,239,923

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Three fiscal months ended
	March 30, 2024	April 1, 2023
Operating activities
Net earnings	$31,443	$112,189
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	49,527	43,301
Gain on disposal of property and equipment	(625)	(64)
Inventory write-offs for obsolescence	8,179	8,986
Stock compensation expense	5,344	2,965
Deferred income taxes	4,376	7,329
Other	426	(2,696)
Changes in operating assets and liabilities	(18,459)	(42,117)
Net cash provided by operating activities	80,211	129,893

Investing activities
Purchase of property and equipment	(53,084)	(45,574)
Proceeds from sale of property and equipment	751	326
Purchase and deposits for businesses, net of cash acquired	(168,616)	-
Purchase of short-term investments	(19,232)	(41)
Maturity of short-term investments	17,611	121,768
Other investing activities	(1,219)	(892)
Net cash provided by (used in) investing activities	(223,789)	75,587

Financing activities
Net proceeds on revolving credit facility	-	65,000
Dividends paid to common stockholders	(12,542)	(12,810)
Dividends paid to Class B common stockholders	(1,210)	(1,210)
Repurchase of common stock held in treasury	(12,538)	(20,173)
Cash withholding taxes paid when shares withheld for vested equity awards	(4,053)	(3,653)
Net cash provided by (used in) financing activities	(30,343)	27,154
Effect of exchange rate changes on cash and cash equivalents	(2,257)	4,075

Net increase (decrease) in cash and cash equivalents	(176,178)	236,709

Cash and cash equivalents at beginning of period	972,719	610,825
Cash and cash equivalents at end of period	$796,541	$847,534

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Free Cash
(Unaudited - In thousands)
	Fiscal quarters ended
	March 30, 2024	December 31, 2023	April 1, 2023
Net cash provided by operating activities	$80,211	$6,268	$129,893
Proceeds from sale of property and equipment	751	122	326
Less: Capital expenditures	(53,084)	(145,331)	(45,574)
Free cash	$27,878	$(138,941)	$84,645

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of EBITDA
(Unaudited - In thousands)
	Fiscal quarters ended
	March 30, 2024	December 31, 2023	April 1, 2023

GAAP net earnings attributable to Vishay stockholders	$30,924	$51,472	$111,781
Net earnings attributable to noncontrolling interests	519	482	408
Net earnings	$31,443	$51,954	$112,189

Interest expense	$6,496	$6,454	$5,120
Interest income	(9,053)	(9,934)	(5,944)
Income taxes	12,819	28,690	44,588
Depreciation and amortization	49,527	50,463	43,301
EBITDA	$91,232	$127,627	$199,254

EBITDA margin**	12.2%	16.3%	22.9%

** EBITDA as a percentage of net revenues